GLOBAL MARINE INC.
               1998 MANAGEMENT INCENTIVE AWARD PLAN



PURPOSE AND ELIGIBLE PARTICIPANTS

The purpose of the 1998 Management Incentive Award Plan is to provide incentive awards in respect of service during 1998 for employees of Global Marine Inc. ("GMI") and its subsidiaries in grade levels 34 and above, excluding the Chief Executive Officer of GMI and other senior executives designated by the Chief Executive Officer of GMI.


PLAN

Two incentive pools will be established for this plan in 1998. There will be one pool ("Pool A") for employees of GMI and its subsidiaries not included in Pool B, and another pool ("Pool B") for employees of Challenger Minerals Inc. and any subsidiary or division of a subsidiary of GMI deemed by the Compensation Committee or the Board of Directors of GMI to be a "turnkey subsidiary" or a "turnkey division." Pool A will be equal to 5% of the amount by which the company's 1998 consolidated pretax profit exceeds $385 million. Pool B will be equal to 5% of the 1998 pretax profit from the turnkey subsidiaries and turnkey divisions.

Consideration for individual awards under this plan will be given to employees who are eligible to participate in this plan under the provisions of this plan's first paragraph; provided, however, that in cases of unusual merit consideration will be given to employees below grade level 34 when recommended by the relevant subsidiary or division President or corporate Vice President and approved by the Chief Executive Officer of GMI. No individual will be eligible for an award under Pool A of more than 65% of annual base salary.

Subject to approval by the Board of Directors of GMI, at its discretion, incentive awards under Pool A will be paid as soon as practicable after the company's 1998 results are final. Subject to a determination to the contrary by the Board of Directors of GMI, at its discretion, incentive awards under Pool B will be paid in quarterly installments, each installment to be paid as soon as practicable after the results for the turnkey subsidiaries and turnkey divisions for the relevant 1998 quarter are final. Incentive awards may be paid in cash or, at the discretion of the Compensation Committee or the Board of Directors of GMI, in shares of common stock of GMI or in any combination of cash and such shares. The aggregate market value of the shares, if any, used to pay incentive awards under this plan shall be no greater than the aggregate amount of cash that otherwise would have been paid in
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lieu of said shares pursuant to the terms of this plan, the market value per share being the average of the high and low prices for GMI common stock as quoted on the New York Stock Exchange Composite Transactions for the day the incentive awards are determined.

Incentive awards will consider individual performance of the employee. The establishment of an annual incentive award pool or annual incentive award pools shall not create or imply a promise or any other obligation of GMI, any of its subsidiaries, or their divisions, or a right of any individual employee or of the collective employees of GMI, its subsidiaries, or their divisions. The plan shall terminate upon the grant of awards under the plan or a resolution of the Board of Directors of GMI terminating the plan. The establishment of this plan or the grant of awards hereunder does not create or imply a promise or any other obligation to establish the same or a similar plan for any other year or to continue to grant such awards in the future.


RESPONSIBILITY AND AUTHORITY

The Chief Executive Officer and the Chief Financial Officer of GMI shall take all such actions, do all such things, make all such payments and sign and deliver all such documents and instruments as either or both of them may at any time or from time to time deem necessary or desirable in order to implement this plan.